Exhibit 99(a)

NEWS RELEASE

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President of Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2012

Board of Directors Approves Expanded Stock Repurchase

HIGH POINT, N.C. (August 29, 2011) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter of fiscal 2012 ended July 31, 2011.

Highlights for the first quarter of fiscal 2012 include the following:

▪
Net sales were $60.3 million, a 7.8 percent increase compared with the first quarter of fiscal 2011, with mattress fabrics segment sales up four percent and upholstery fabric segment sales up 12.4 percent over the same period a year ago.

▪	Pre-tax income was $3.0 million, or 4.9 percent of sales, compared with $4.3 million, or 7.7 percent of sales in the prior year period.

▪
Net income was $1.8 million, or $0.14 per diluted share, compared with net income of $3.7 million, or $0.28 per diluted share, for the first quarter of fiscal 2011.  Net income for the current quarter reflected a significantly higher tax rate primarily due to non-cash U.S.-related tax expense.

▪	As of July 31, 2011, the company’s financial position reflected cash and cash equivalents and short term investments of $25.0 million and total debt of $11.5 million.

▪
The company announced today the addition of $2.0 million to the previously announced $5.0 million share repurchase program announced in June.  As of August 26, 2011, the company has repurchased 364,000 shares, or 2.7 percent of shares outstanding at the beginning of the program, for approximately $3.2 million.

▪
The second quarter projection for fiscal 2012 is for overall sales to increase by approximately four to eight percent.  Pre-tax income for the second quarter of fiscal 2012 is expected to be in the range of $2.6 million to $3.5 million.

Expanded Stock Repurchase Program
The company also announced that its Board of Directors has authorized the expenditure of an additional $2.0 million, for a total authorization of $7.0 million, as part of the share repurchase program originally announced June 16, 2011.  Since announcing the repurchase, the Company has used approximately $3.2 million to purchase 364,000 shares through August 26, 2011.  Based on the current market value of the common stock, and together with the shares already repurchased, the expanded authorization from the Board of Directors will allow the company to repurchase up to approximately 6.5 percent of the 13.3 million shares outstanding at the beginning of the program.  Under the stock repurchase program, shares may be purchased from time to time in open market transactions, block trades, through plans established under Securities Exchange Act Rule 10b5-1, or otherwise.  The amount of shares purchased and the timing of the purchases will be based on working capital requirements, market and general business conditions and other factors, including alternative investment opportunities.

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CFI Announces Results for First Quarter Fiscal 2012

August 29, 2011

Frank Saxon, president and chief executive officer of Culp, Inc., stated, “The expansion of the share repurchase program reflects our confidence in Culp’s long-term prospects.  Our strong financial position provides us the opportunity to continue to execute our global growth strategy, while also creating value for our shareholders through share repurchases.”

Overview
For the quarter ended July 31, 2011, net sales were $60.3 million, a 7.8 percent increase compared with $55.9 million a year ago.  The company reported net income of $1.8 million, or $0.14 per diluted share, for the first quarter of fiscal 2012, compared with net income of $3.7 million, or $0.28 per diluted share, for the first quarter of fiscal 2011.  The current year income tax rate was significantly higher primarily due to non-cash U.S. tax expense that was not in the prior year quarter.  On a pre-tax basis, the company reported income of $3.0 million compared with pre-tax income of $4.3 million for the first quarter of fiscal 2011.

Commenting on the results, Saxon said, “We are pleased with our year over year sales improvement for the first quarter of fiscal 2012, especially in the face of an uncertain economy.  As a result of our sales and marketing initiatives, we expect this sales momentum to continue into the second quarter and full year compared with the same periods of fiscal 2011.  Both of our businesses continued to deliver solid results, even though profitability is down somewhat from the same quarter of last year primarily due to higher raw material costs in mattress fabrics and lower than expected results in our U.S. upholstery fabrics operation.  We announced price increases in both segments that are expected to absorb some of these additional costs going forward.  Our financial position remains strong and supports our ability to invest in growing our businesses in fiscal 2012.  Overall, we have a solid competitive position in both mattress fabrics and upholstery fabrics, and, as always, our primary focus is on outstanding service for our customers as a financially stable and trusted supplier.”

Mattress Fabrics Segment
Mattress fabric sales for the first quarter were $32.2 million, a four percent increase compared with $30.9 million for the first quarter of fiscal 2011.

“Our mattress fabrics business delivered a solid performance in the first quarter, largely driven by sales of knitted fabrics, our fastest growing product line,” said Iv Culp, president of Culp’s Mattress Fabrics Division.  “We are especially pleased with the increased sales to many key customers who are leaders in the bedding industry.  We continue to benefit from our recent investments to expand and modernize the internal production capacity of both our knitted and damask woven product lines. This enhanced manufacturing platform has allowed us to better serve our customers in the major product categories.  We have also had favorable customer response to our innovative designs in all product lines, creating additional sales opportunities for fiscal 2012.  While we are pleased with our sales results for the first quarter, our profitability was affected by significantly higher raw material costs.  To help address the higher costs, we previously announced price increases that will be in effect for our second quarter.  We have also continued to reengineer raw materials and yarns wherever possible without affecting quality or production efficiencies.  We are also encouraged that raw material prices are at least stabilizing following recent periods of upward volatility, but year over year comparisons are quite unfavorable.

“We have a strong competitive position with the ability to further leverage our efficient and scalable operating platform and outstanding design capabilities, especially as demand improves,” added Culp.  “Above all, we will continue to provide our customers with the same outstanding service, reliable delivery performance and consistent quality and value that are associated with the Culp name.”

Upholstery Fabrics Segment
Sales for this segment were $28.1 million, a 12.4 percent increase compared with $25.0 million in the first quarter of fiscal 2011.  Sales of China produced fabrics were $24.8 million in the first quarter of fiscal 2012, up 12.2 percent over the prior year period, while sales of U.S. produced fabrics were $3.3 million, up 14.1 percent from the first quarter of fiscal 2011.

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CFI Announces Results for First Quarter Fiscal 2012

August 29, 2011

“We are encouraged by the sales growth for the upholstery fabrics business,” noted Saxon.  “These results reflect a combination of new product introductions, outstanding design capabilities, sales and marketing initiatives and the launch of our new Culp Europe platform.  Our higher sales were primarily driven by the growth of China produced fabrics with increased sales to key U.S customers, the local China market and a growing list of international customers. The response to the innovative design of our China produced products from both our existing and new customers has been very favorable.  We are excited about the continued success of our sales and marketing initiatives.  We will continue to focus on leveraging our China platform to drive our growth in fiscal 2012.

“While we are pleased with the first quarter sales results and profitability of our China produced fabrics, we experienced significantly lower profitability in our velvet fabrics product line, which is manufactured in our U.S. operation.  Higher raw material costs and lower demand for the velvet product category are pressuring our results.  To help address this issue, we announced a significant price increase during July, which will be realized midway through the second quarter.  In addition, we are also taking further steps to align our velvet capacity with expected demand during the second quarter.  Further, we are encouraged about the opportunity to increase our sales of woven texture products, which we began manufacturing at this U.S. facility just over two years ago.  Notably, our costs to produce this particular category of fabrics in the U.S. are now comparable to our production costs in China.

Saxon continued, “The first quarter represented the first full quarter of sales from Culp Europe, located in Poland.  This operation, established in the fourth quarter of fiscal 2011, is in the early stages and is experiencing the usual start-up activities and costs associated with a new location.  We expect sales to develop gradually over the next year; however, we are encouraged by the level of interest from many customers.  The Poland location offers a number of advantages for Culp, including the highest concentration of furniture and bedding suppliers to the European market, low operating costs and close proximity for shipping to customers in most European countries.  Europe as a whole represents the second largest furniture market in the world behind North America.  We are making excellent progress building a solid foundation and look forward to the additional growth opportunities with Culp Europe.

“As we move forward in fiscal 2012, our key goals are to improve the results of our U.S. operation , make meaningful progress in Culp Europe, and continue the excellent performance of our China produced fabrics business,” added Saxon.

Balance Sheet
“A key area of focus for Culp in fiscal 2012 will be to maintain our strong financial position, especially in light of the ongoing economic uncertainties,” added Saxon.  “As of July 31, 2011, our balance sheet reflected $25.0 million in cash and cash equivalents and short term investments.  As previously announced on June 16, 2011, our Board of Directors authorized the expenditure of up to $5.0 million for the repurchase of shares of the company's common stock.  As announced today, the Board has authorized an additional $2.0 million to this program.  As of July 31, 2011, we spent approximately $1.1 million for 119,000 shares of Culp common stock, and as of August 26, 2011, approximately $3.2 million was spent for 364,000 shares.

“Our balance sheet also reflects somewhat higher than normal working capital level in the first quarter of fiscal 2012 related to higher sales volumes.  An important priority for fiscal 2012 will be to bring working capital back to historical levels.

“Total debt at the end of the first quarter of fiscal 2012 was $11.5 million, which includes current maturities of long term debt and long term debt.  Our strong financial position provides us with a competitive advantage, giving us sufficient capital and flexibility to support our growth strategy and reward our shareholders through share repurchases,” added Saxon.

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CFI Announces Results for First Quarter Fiscal 2012

August 29, 2011

Outlook
Commenting on the outlook for the second quarter of fiscal 2012, Saxon remarked, “We expect our sales for the second quarter of fiscal 2012 to be up approximately four to eight percent from the second quarter of last year, even though we expect the overall economic uncertainties and issues surrounding the housing market and high unemployment will continue to influence consumer demand for furniture and bedding.

“We expect sales in our mattress fabrics segment to be approximately four to eight percent higher compared with the same period a year ago.  Operating income in this segment is expected to be flat to slightly higher than operating income for the same period a year ago.

“In our upholstery fabrics segment, we expect sales for the second quarter to increase about five to nine percent compared with the same period last year.  We believe the upholstery fabric segment’s operating income will be flat to slightly down over the same period a year ago, primarily due to the pressures in the velvet product category in our U.S. operation.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2012 in the range of $2.6 million to $3.5 million.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties.

“Also, given the volatility in the income tax area during fiscal 2011 and the first quarter of fiscal 2012, the income tax expense or benefit and related tax rate for the second quarter of fiscal 2012 remain too uncertain to project,“ said Saxon.

In closing, Saxon remarked, “We are excited about the many positive initiatives we have underway and the progress we are making with a number of key customers around the world.  We have made great strides in enhancing the design and creative side of both of our businesses.  Although strong headwinds remain throughout the economy and in our industry, we will continue to execute against our global strategic initiatives in fiscal 2012.  We believe Culp has demonstrated resilience in a challenging marketplace with the ability to leverage a lean and agile manufacturing platform, outstanding design capabilities and a leading competitive position in both businesses.  We are well positioned to expand our market reach in both segments in fiscal 2012 and grow our business profitably as the environment improves."

About the Company
Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

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CFI Announces Results for First Quarter Fiscal 2012

August 29, 2011

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 15, 2011, for fiscal year ended May 1, 2011.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	July 31,	August 1,
	2011	2010

Net sales	$60,270,000	$55,912,000
Income before income taxes	$2,965,000	$4,278,000
Net income	$1,820,000	$3,747,000
Net income per share:
Basic	$0.14	$0.29
Diluted	$0.14	$0.28
Average shares outstanding:
Basic	13,061,000	12,870,000
Diluted	13,205,000	13,199,000

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